Exhibit 1

INCREDIMAIL AMENDS AGREEMENT WITH GOOGLE

TEL AVIV, ISRAEL – June 23, 2010 - IncrediMail Ltd. (NASDAQ: MAIL, www.incredimail-corp.com), an Internet company, today announced that it has amended its agreement with Google.  This amendment extends the current relationship and terms of business until the end of 2010, at which time the agreement will end. The amendment also reiterates IncrediMail’s commitment to Google’s customer policy and Google’s right to request IncrediMail to implement future changes to that policy.

At the same time, IncrediMail has begun implementing collaborations with other major players in the search industry, via tests on different search related properties, offered to its diversified user base.

Commenting on the agreement, Mr. Ofer Adler, IncrediMail’s CEO, said “Over the last few months we have had numerous discussions with Google regarding possible market-wide changes being discussed internally, and the time frame for implementation.  Although these discussions continue, Google continues to state that no decision has been made regarding the precise changes, or their timing.  As the first anniversary of our current agreement approached, we needed to formalize the relationship beyond that anniversary, and this is the intent of the current amendment.”

“At the same time, we have been focusing on diversifying our revenue base, having discussions with most of the major players in the search market, and testing their services with different search properties that we offer our diversified user base, using our IncrediMail Xe, HiYo, PhotoJoy, Magentic and IncrediGame products.”

“We expect that by the fourth quarter we will have a more diversified source of search generated revenues, as well as a substantially higher level of revenues generated from other Internet based advertising,” concluded Mr. Ofer Adler.

About IncrediMail Ltd.
IncrediMail Ltd. (NASDAQ: MAIL) is an internet company that develops customized, downloadable graphic consumer applications used to generate search related revenues and designs, markets and delivers high end personal desktop software. The company’s award winning e-mail client product, IncrediMail Premium, is sold in over 100 countries in 10 different languages. Other products include, HiYo a graphic add-on to instant messaging software, Magentic, a wallpaper and screensaver software, and PhotoJoy, software for presenting digital personal photos.

Forward-Looking Statements
This press release contains historical information and forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 with respect to the business, financial condition and results of operations of the Company. The words "believe," "expect," "intend," "plan," "should" and similar expressions are intended to identify forward-looking statements. Such statements reflect the current views, assumptions and expectations of the Company with respect to future events and are subject to risks and uncertainties. Many factors could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements, including, among others, changes in the markets in which the Company operates and in general economic and business conditions, loss of key customers and unpredictable sales cycles, competitive pressures, market acceptance of new products, inability to meet efficiency and cost reduction objectives, changes in business strategy and various other factors, both referenced and not referenced in this press release. Various risks and uncertainties may affect the Company and its results of operations, as described in reports filed by the Company with the Securities and Exchange Commission from time to time. The Company does not assume any obligation to update these forward-looking statements.

Contact Information
For further information please contact:

Jeff Holzmann
IncrediMail NY, President
Jeff@IncrediMail.com

Marybeth Csaby/Rob Fink
KCSA Strategic Communications
(212) 896-1236 / 212-896-1206
mcsaby@kcsa.com/ rfink@kcsa.com